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                                                                      EXHIBIT 6

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(f)(1)



         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.



Dated:  August 26, 1997


                              TRACE INTERNATIONAL HOLDINGS, INC.



                              By: /s/ Philip N. Smith, Jr.
                                  Philip N. Smith, Jr.
                                  Senior Vice President, Secretary
                                   and General Counsel



                               TRACE AUTO HOLDINGS, INC.



                                By: /s/ Philip N. Smith, Jr.
                                    Philip N. Smith, Jr.
                                    Vice President, Secretary
                                     and General Counsel




                                /s/ Marshall S. Cogan
                                Marshall S. Cogan